Exhibit 10.1

September 25, 2013
Mark A. Ascolese
1117 Falls Bridge Drive
Raleigh North Carolina, 27614

Re: Offer of Employment with Active Power, Inc.

Dear Mark:

On behalf of Active Power, Inc. (the “Company”), I am pleased to invite you to join the Company as its Chief Executive Officer, reporting directly to the Board of Directors of the Company. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company at its location in Austin, Texas, or while traveling on Company business. The effective date of your employment will be October 14, 2013 or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.    At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that you give the Company at least two (2) weeks’ notice in the event of a resignation. Notwithstanding the foregoing, you may be eligible for certain severance payments upon any such termination of your employment pursuant to the terms and conditions of the Company’s Severance Benefits Agreement, a copy of which is attached hereto as Exhibit A (the “Severance Agreement”).

2.    Position and Duties. You will serve in a full-time capacity as CEO of the Company. In addition, and subject to the requisite Board and/or stockholder approval, you will serve on the Company’s Board of Directors (the “Board”) for as long as you are employed as CEO. You will render such business and professional services consistent with your executive position, as shall reasonably be assigned to you by the Company’s Board.

3.    Compensation. The Company will pay you a salary at the rate of $450,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding.  Your Base Salary will not be changed for the remainder of 2013 or for 2014. Any future increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this offer letter. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

4.    Equity Grant. Subject to approval by the Compensation Committee of the Board, you will be granted an option to purchase 340,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price equal to the fair market value per share of the Common Stock on the date the Compensation Committee of the Board approves the option grant. The Option Shares shall vest as follows: 25% of the Option Shares shall vest upon completion of one (1) year of service measured from your vesting commencement date, and the balance of the Option Shares shall vest quarterly in a series of 12 successive equal installments upon your completion of each additional quarter of service measured from the one-year anniversary of your vesting commencement date. This option grant shall be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan and Stock Option Agreement, including vesting requirements (the “Stock Agreements”).

5.    Signing Bonus.  The Company will pay you a one-time signing bonus in the amount of $100,000 (the “Signing Bonus”), payable in accordance with the Company’s standard payroll practices, including compliance with applicable withholding, such payment to be included in the first applicable pay period following the commencement of your employment with the Company.  The Signing Bonus must be repaid to the Company under certain circumstances as set forth in Section 9 hereof.

6.    Annual Bonus Program. Beginning with fiscal year 2014, you will be eligible to earn a bonus of up to 100% of your Base Salary based on the achievement of corporate objectives at target and MBO’s, subject to the terms and conditions of the Company’s Executive Bonus Program as approved from time to time by the Board of Directors (the “Bonus Program”). The bonus is determined and paid at the time and manner set forth under the Bonus Program by the Board of Directors, and the amount of bonus payable may be subject to thresholds and accelerators. Subject to the Severance Agreement, receipt of any bonus is contingent upon your continued employment with the Company through the date the bonus is paid. Subject to the Severance Agreement, no “pro-rated” or partial bonus will be provided unless approved by the Board in its sole discretion.

7.    Benefits. During the term of your employment, you will be entitled to four (4) weeks vacation and benefits covering employees at your level, as such may be in effect from time to time.

8.    Temporary Living Expenses; Relocation Assistance. The Company is also offering you reimbursement for the following relocation expenses for your move from Raleigh, North Carolina to Austin, Texas: (a) the reasonable costs of moving your and your family’s household goods to Austin, and (b) closing costs on the purchase of a home in Austin; provided in each case that your relocation occurs on or prior to the first anniversary of the commencement of your employment with the Company (the “Relocation Expenses”). The Company will reimburse you for the following temporary living expenses, not to exceed an aggregate of $3,500 per month (the “Temporary Living Expenses”): (a) temporary corporate housing for the period beginning with your date of hire and continuing until you complete your relocation process, up to a maximum of nine (9) months from your date of hire (the “Temporary Housing Period”), and (b) coach airfare for you between Austin and Raleigh, North Carolina for you to visit your family up to two (2) times per month (or, for your wife to visit you in Austin). We will only reimburse you for these expenditures once you submit valid receipts to the Company and they are approved by the Board of Directors. If any Relocation Expenses or Temporary Living Expenses are deemed taxable income to you, the Company will tax equalize these items (the “Gross-Up”) no later than the end of the calendar year following the calendar year in which you remit the tax on the payment for which the Company is providing the Gross-Up to fully offset your taxes attributable to relocation expenses. In addition to the reimbursement for Relocation Expenses and the Temporary Living Expenses, the Company will provide to you a car for your use in Austin during the Temporary Housing Period only. The Board expects that during the Temporary Housing Period you will devote the same amount of time in the performance of your duties and responsibilities as Chief Executive Officer as would be expected of a person in the same position whose principal residence is located in Austin, Texas.

9.    Potential Repayment of Signing Bonus.  Notwithstanding anything to the contrary herein, if, on or before the one (1) year anniversary of your date of hire (or, if later, the closing of your relocation and purchase of a home in Austin, Texas), you resign your employment with the Company for any reason other than Good Reason (as defined in the Severance Agreement) or are terminated for Cause (as defined in the Severance Agreement), you will repay the entire amount of your Signing Bonus.

10.    Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

11.    Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign, and return the Company’s standard form of employee proprietary information agreement (the “EPIA”), a copy of which is attached hereto as Exhibit B.

12.    Severance Benefits. Should you accept the position offered by the Company, you will be eligible for severance benefits subject to the terms and conditions, including any conditions precedent, of the Severance Agreement.

13.    Resignation on Termination. By signing below, you understand and agree that, upon the termination of your employment, regardless of the reason for such termination, you shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that you may hold in the Company or any affiliate, unless otherwise agreed in writing by you and the Company.

14.    Background Check. You also understand that this offer of employment is contingent upon the successful completion of a background check, and you consent to such background check, and agree to timely complete the Company’s standard forms required for such check upon request by the Company.

15.    Indemnification. The Company will extend to you the coverage under its directors’ and officers’ insurance policy currently in effect. The Company will also enter into its standard form of Indemnification Agreement with you, providing for, among other things, indemnification in connection your discharging your fiduciary duties to the Company.

16.    General. This offer letter, the EPIA, the Severance Agreement, and the Stock Agreements (if an option grant is approved by the Compensation Committee of the Board) covering the grant described in paragraph 4, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA, the Severance Agreement, and the Stock Agreements, the terms and provisions of the EPIA, the Severance Agreement, and the Stock Agreements will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. Texas law will govern this offer letter.
We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed EPIA and Severance Agreement.

Sincerely,

ACTIVE POWER, INC.

By:	/s/ Ake Almgren 9/25/13
Ake Almgren, Chairman of the Board and Acting Chief Executive Officer

AGREED TO AND ACCEPTED:

“Employee”

/s / Mark A. Ascolese 9/26/13
Mark A. Ascolese